Exhibit 99.1

NEWS RELEASE
H O S T M A R R I O T T
C O R P O R A T I O N	6903 Rockledge Drive
Bethesda, Maryland 20817

Contact:	Gregory J. Larson
Senior Vice President Investor Relations
240-744-5120

HOST MARRIOTT CORPORATION ANNOUNCES PROPOSED PRIVATE PLACEMENT OF SENIOR NOTES DUE 2012

BETHESDA, MD; July 27, 2004 – Host Marriott Corporation (NYSE:HMT) announced today that Host Marriott, L.P., for whom the Company acts as sole general partner, is proposing to offer in a private placement $350 million aggregate principal amount of Senior Notes due 2012 (the “Notes”), subject to market conditions. As the offering is a private placement, it will not be made to the general public. Only qualified institutional buyers may participate in the offering.

The net proceeds of the offering will be used to redeem a portion of Host Marriott L.P.’s existing 7 7/8 Series B Senior Notes due 2008 and to pay related fees and expenses.

The Notes to be offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes will be structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering sold would be unlawful.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

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